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                                                                    Exhibit 99.1

(ALTEON LOGO)                            6 Campus Drive - Parsippany, NJ - 07054
                                           (201) 934-5000 - Fax: (201) 934-8880
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FOR IMMEDIATE RELEASE                          Contact:  Susan M. Pietropaolo
                                                         Director, Corporate
                                                           Communications
                                                           & Investor Relations
                                                         201-818-5537 (direct)
                                                         spietropaolo@alteon.com

      ALTEON INITIATES PHASE 2 TRIAL OF ALAGEBRIUM IN ERECTILE DYSFUNCTION

      --"EMERALD" Trial to Test the Efficacy of Alagebrium in Diabetic Men
              Who Achieve Limited Benefit from Current Therapies--

Parsippany, NJ, January 18, 2005 -- Alteon Inc. (Amex: ALT) announced today that it has initiated a Phase 2 trial of its novel A.G.E. Crosslink Breaker compound alagebrium chloride (formerly known as ALT-711) in erectile dysfunction (ED). EMERALD (Evaluation of Alagebrium in Erectile Dysfunction in Diabetic Males on PDE5 Inhibitors) will assess the ability of alagebrium to restore erectile function in diabetic patients with moderate to severe ED who achieve limited benefit from current treatment with phosphodiesterase type 5 (PDE5) inhibitors, the first class of orally active compounds approved for the treatment of ED. Alagebrium has demonstrated an ability to reverse ED in a preclinical model of ED in diabetic rats - through what appears to be a unique mechanism of action - and thus may offer significant potential as an adjunctive treatment for diabetic ED.

ABOUT EMERALD

EMERALD is a randomized, double-blind, placebo-controlled, Phase 2 pilot study being conducted under the direction of Wayne J.G. Hellstrom, M.D., F.A.C.S., Professor of Urology at Tulane University School of Medicine and an author of many of the seminal studies in ED.(1) Approximately 40 male diabetic patients age 18 to 70 will be enrolled and randomized to receive oral doses of either alagebrium (200 mg once daily) or placebo tablets for a 16-week period in conjunction with their PDE5 inhibitor therapy. The primary endpoint of the trial will be based on the International Index of Erectile Function (IIEF) questionnaire. Secondary endpoints of efficacy will be self-reported improvement in erections (according to a Global Assessment Question) and measurements of change from baseline in penile blood flow.

"Alagebrium appears to have a unique mechanism of action and significant therapeutic potential for the treatment of diabetic erectile dysfunction," said Dr. Hellstrom. "We are eager to continue the evaluation

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(1) "Vardenafil for Treatment of Men with Erectile Dysfunction: Efficacy and
Safety in a Randomized, Double-Blind, Placebo-Controlled Trial." Journal of Andrology, Vol. 23, No. 6, p. 763-771. November/December 2002. Wayne J.G. Hellstrom, et al.
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of alagebrium in a clinical setting for the treatment of ED, and help the large number of patients who are not sufficiently responsive to current ED treatment."

Alagebrium has demonstrated the ability to reverse ED in a preclinical model of diabetes. A preclinical study(2) presented by Mustafa F. Usta, M.D. at the 11th World Congress of the International Society for Sexual and Impotence Research in Buenos Aires in October 2004 demonstrated that the administration of alagebrium resulted in a significant improvement in erectile function, as well as a decrease in serum and tissue A.G.E. levels. In addition, alagebrium normalized other diabetes-induced pathologies associated with ED, an effect not seen with PDE5 inhibitors. According to the investigative team, these data are unlike results for currently marketed ED drugs in similar experiments, particularly due to a beneficial effect on the function of the corpus cavernosum. The results of this preclinical study have been submitted for publication in a peer-reviewed medical journal.

In prior clinical and preclinical studies, alagebrium appeared to have a remodeling effect on the cardiovascular system(3) as well as a positive effect on systolic hypertension(4) and vascular compliance.(5) The drug is currently in Phase 2 studies in patients with hypertension and heart failure. In addition, it is being studied for its effect on endothelial dysfunction, a condition also linked to ED.

UNDERSTANDING THE LINK BETWEEN ERECTILE DYSFUNCTION AND VASCULAR DISEASE

Erectile dysfunction is defined as the persistent inability to attain and maintain an erection sufficient to permit satisfactory sexual intercourse. ED has been reported to affect as many as 20 to 30 million men in the United States and 152 million men worldwide, according to the National Institutes of Health. The risk for ED increases progressively with advancing age, with an estimated 54 percent of men ages 65 to 70 reporting some degree of impotence (Nicolosi, 2003). It is believed that 85-90 percent of ED cases are related to a physical or medical condition, while 10-15 percent are due to psychological causes.

Many studies have identified ED as an early indicator of cardiovascular diseases, including hypertension, heart attack and stroke, and point to the underlying dysfunction of the arteries and vascular system as a principal cause. ED is commonly associated with a number of other conditions frequently occurring in aging men, including prostatic hypertrophy, arterial hypertension, ischemic heart disease, peripheral vascular disease, atherosclerosis, hyperlipidemia, and diabetes mellitus.

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(2) "Delayed Administration of ALT-711, but not of Aminoguanidine, Improves
Erectile Function in Streptozotocin Diabetic Rats: Curative Versus Preventive Medicine." Abstract presented at the 11th World Congress of the International Society for Sexual and Impotence Research, October 2004. Mustafa F. Usta, Muammer Kendirci, Trinity J. Bivalacqua, Serap Gur, Wayne J.G. Hellstrom, Neale
A. Foxwell, Selim Cellek.

(3) "Effect of ALT-711, a Novel Glucose Cross-link Breaker, in the Treatment of Diastolic Heart Failure." Poster presentation, European Society of Cardiology Congress 2003. Dalane W. Kitzman, Michael Zile, William C. Little, W. Gregory Hundley, Terrence X. O'Brien, Robert C. deGroof.

(4) "A Clinical Trial of an A.G.E. Cross-link Breaker, Alagebrium Chloride (ALT-711), in Systolic Hypertension." Abstract presented at the American Society of Hypertension Nineteenth Annual Scientific Meeting, May 19, 2004. George L. Bakris, Alan Bank, David C. Kass, Joel Neutel, Richard Preston.

(5) "Improved Arterial Compliance by a Novel Advanced Glycation End-Product Crosslink Breaker." Circulation: 2001; 104: r8-r14. David A. Kass, Edward P. Shapiro, Miho Kawaguchi, Anne R. Capriotti, Angelo Scuteri, Robert C. deGroof, Edward G. Lakatta.
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An estimated 30-40 percent of diabetic and aged patients with ED do not receive benefit from currently available drugs, and patients with diabetes or severe vascular disease are among the most refractory to such treatments. This occurs, in part, because the corpus cavernosum, the structure in the penis that acts as an expandable reservoir for blood, has become significantly glycated and fibrotic, unable to properly dilate due to the accumulation and crosslinking of pathological molecular structures called advanced glycation end-products (A.G.E.s)(6). A.G.E.s have been implicated in the fibrosis and stiffening of tissues and organs throughout the body and have been shown to contribute to many inflammatory processes. A.G.E.s have been demonstrated to impair erectile function in diabetes by affecting the functional capabilities of the corpus cavernosum and by interfering with the production of the natural penile vasodilating agent, nitric oxide (NO) via their effects on endothelial and neuronal nitric oxide synthases.

"The Phase 2 ED trial provides Alteon with a clinical development pathway that is not only supportive of our ongoing programs in cardiovascular diseases, but also fits well with our strategic and financial objectives," said Kenneth I. Moch, President and CEO.

ABOUT ALTEON

Alteon is developing several new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-glucose complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway.

Alteon's lead compound alagebrium chloride (formerly ALT-711) , the only A.G.E. Crosslink Breaker in advanced human testing, has demonstrated safety and efficacy in several Phase 2 trials and is actively being developed for systolic hypertension, heart failure and erectile dysfunction. Over 1200 patients have been involved in alagebrium's human clinical trials to date, of whom approximately 900 have received active compound. Ongoing clinical trials include the Phase 2b systolic hypertension trial, SPECTRA (Systolic Pressure Efficacy and Safety Trial of Alagebrium), the Phase 2a heart failure trial, PEDESTAL (Patients with Impaired Ejection Fraction and Diastolic Dysfunction: Efficacy and Safety Trial of Alagebrium), the Phase 2 trial EMERALD (Evaluation of Alagebrium in Erectile Dysfunction in Diabetic Males on PDE5 Inhibitors), as well as a fourth trial exploring mechanism of action in endothelial dysfunction. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.

                                      # # #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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(6) "The Protective Effect of Aminoguanidine on Erectile Function in
Streptozoticin Diabetic Rats." J Urol 2003 Oct; 170(4 Pt 1):1437-42. Usta MF, Bivalacqua TJ, Yang DY et al.